EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                 State or Other Jurisdiction
NAME OF SUBSIDIARY                            OF INCORPORATION OR ORGANIZATION
------------------                            --------------------------------

Energx, Ltd.                                              Wyoming
Green Mountain Mining Venture                             Wyoming
Jeffrey City Homeowners Association, Inc.                 Wyoming
Sheep Mountain Partners                                   Colorado
Sutter Gold Mining Company                                Wyoming
USECC Gold Limited Liability Company                      Wyoming
USECC Joint Venture                                       Wyoming
Western Executive Air, Inc.                               Wyoming
Yellow Stone Fuels, Inc.                                  Wyoming
ZX, Ltd.                                                  Colorado




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